Exhibit 99.2

TITLE: Charting a Leaner Path to Profitability

By Sam Zaid

Team, we’ve had a lot to celebrate recently and I’ve truly been inspired by what we achieved in 2022, despite an extremely challenging market backdrop. When I rejoined as CEO a year ago, I felt so much change was needed and I wasn’t sure we could do it all… watching you all rally and achieve so many objectives reminded me that beating the odds is in Getaround DNA, and has been since we founded the company over 10 years ago.

So it’s with a heavy heart that I’m writing this post to share the news that we’ve made the difficult decision to reduce our global workforce by approximately 10%. These reductions are exclusively affecting North American teams, across all departments. Today, we are saying goodbye to many talented Getarounders.

Why we’re making this change

Getaround became a public company almost two months ago in a very challenging time — the world around us is continuing to deal with the aftermath of the COVID pandemic, high inflation, still rising interest rates, a volatile stock market, and war abroad. While we are a rare company to successfully raise a substantial amount of money in the public markets last year, it took longer and cost more than we expected. We raised significant capital in absolute terms but at the low end of the possible range of outcomes.

Over the past month, as I’ve worked with the executive team on plans for this year and next, it became clear that we had to rethink our strategy and plans to ensure that we have the resources to take advantage of the substantial opportunity still ahead of us. We remain focused on building the world’s leading digital carsharing marketplace, continuing to lean into the Internet of Things and Connected Cars. But, simply put, we need to take a leaner path to profitability than we had anticipated, which requires us to reduce costs, not only through this layoff but also by cutting back significantly on the amount we spend on operational expenses.

I take full responsibility for the decisions that led us here, and I’m sorry for that. I get that everyone will process this in their own way, and I understand the disappointment and disruption this will cause for each of you, especially for those Getarounders who will be leaving the company. This was a hard decision but a necessary one for the long-term success of Getaround.

Supporting our departing teammates

We are committed to providing support and resources to those who will be leaving the company today. That starts with the following:

•	We will pay those employees up to 12 weeks of severance, and not less than 6 weeks, depending on their tenure with Getaround

•	In addition, those employees will continue to receive full benefits through the end of February, and we will pay for two additional months of COBRA coverage should they elect it

For all those that will be moving on, we want to help make their transition an easy and smooth one as best we can. We’re offering affected employees to keep Getaround-issued laptops. Our departing teammates will also be given the opportunity to add their contact information to a spreadsheet that we’ll make available to the company to share with those in their networks looking for talent. They’ll also be able to request promo code for $500 in Getaround driving credit to help them get around as they transition and seek new opportunities.

Where we go from here

While the changes today are painful for all of us, I am confident that we’re heading in the right direction. We have a sharpened singular focus on achieving our mission, profitably. We’re creating a truly global and digital marketplace built on our own proprietary connected car technology, and globalizing our organization through an ambitious global strategy — that will result in synergies both inside the company and a more seamless experience for our guests and hosts as they travel to the more than 1,000 cities we serve around the world.

In the past week, I’ve also listened to customers share their stories — from those who rely on Getaround for mobility to our go-getter hosts who are now entrepreneurs building on the Getaround marketplace. It’s astonishing to see how they rely on Getaround. It’s why we exist. Even more so in moments threatened by economic uncertainty.

These are challenging times in the world but it’s in our DNA to beat the odds and to help our customers do the same. And I look forward to working with you on that.

- Sam